                                                                     EXHIBIT 3.3

                          CERTIFICATE OF AMENDMENT TO
                         CERTIFICATE OF INCORPORATION

                      SYMPLEX COMMUNICATIONS CORPORATION


         SYMPLEX COMMUNICATIONS CORPORATION, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation") DOES HEREBY CERTIFY:

         FIRST: That the amendments to the Certificate of Incorporation of the Corporation set forth in the following resolution, adopted by the Corporation's Board of Directors and stockholders, have been duly declared to be advisable by the Board of Directors of the Corporation and duly proposed by such Board of Directors to the stockholders of the Corporation. Thereafter, at a special meeting of stockholders duly called and held, upon notice in accordance with
Section 222 of the General Corporation Law, a majority of all outstanding shares of capital stock of each class entitled to vote thereon as a class were voted in favor of the amendments and such amendments were adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware:

         RESOLVED: that the Certificate of Incorporation of the Corporation be amended by replacing Article IV in its entirety to read as follows:

                                  ARTICLE IV


A. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 30,000,000 shares, $.01 par value per share, of which 24,000,000 shares shall be designated as Common Stock and 6,000,000 shares shall be designated as Preferred Stock. The Board of Directors is authorized to provide for the issuance of Preferred Stock in series, and to establish from time to time the number of shares to be included in such series, and to fix the rights, powers, preferences and privileges, and the qualifications, limitations or restrictions of any series of Preferred Stock, including but not limited to dividend rights, dividend rates, conversion rights, voting rights, and liquidation preferences, and to fix the number of shares constituting any such series. Cumulative voting shall not be allowed in the election of directors.

B. No holder of any shares of capital stock of the Corporation shall have any preemptive rights to subscribe for or to purchase any shares of any series or class of capital stock of the Corporation, whether now or hereafter authorized.

C. All of the authorized shares of Common Stock will be of the same class and have equal voting powers and each share shall be entitled to one vote.

         IN WITNESS WHEREOF, said Symplex Communications Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Gary R. Brock, its President and Thomas Radigan, its Secretary, this 2nd day of December, 1998.


SYMPLEX COMMUNICATIONS CORPORATION
By:  /s/ Gary R. Brock
     -----------------------------
     Gary R. Brock, President

By:  /s/ Thomas Radigan
     -----------------------------
     Thomas Radigan, Secretary